Prudential Investment Portfolios, Inc. 10

For the fiscal period ended 10/31/2012

File Number 811-08085

Sub-Item 77Q

Copies of Material Amendment to the Registrant's Charter of
By-Laws

PRUDENTIAL INVESTMENT PORTFOLIOS, INC. 10
Prudential Jennison Equity Income Fund
Prudential Mid-Cap Value Fund

Included is a copy of the Articles Supplementary for Prudential Investment Portfolios, Inc. 10 that was amended on
August 24, 2012.